Exhibit 24

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, NY 10179 Tel (212) 272-2000 www.bearstearns.com
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DATE:	July 18, 2007

TO:	The Tomorrow Foundation
TELEPHONE:	(212) 407-9145
FACSIMILE:	(212) 872-1473
Attention:	Mr. Robert F.X. Sillerman

FROM:	Derivatives Documentation
TELEPHONE:	212-272-2711
FACSIMILE:	212-272-9857

SUBJECT:	Equity Derivatives Confirmation

REFERENCE NUMBER(S):	NY52737

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the "Transaction") between Bear, Stearns International Limited (“Bear Stearns”) and The Tomorrow Foundation (“Counterparty”). This letter agreement constitutes the sole and complete “Confirmation,” as referred to in the Master Agreement specified below, with respect to this Transaction.

1.
The parties agree to negotiate, execute and deliver an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “Form Master Agreement”), together with the schedule thereto and any other related documents, each in form and substance as the parties shall in good faith agree (collectively, the “Executed Master Agreement”). In addition, the parties agree that until execution and delivery of the Executed Master Agreement, a Form Master Agreement shall be deemed to have been executed and delivered by the parties on the Trade Date of the first transaction that by its terms is intended to be governed by a Master Agreement. All provisions contained in, or incorporated by reference to, the Form Master Agreement or the Executed Master Agreement (as applicable, the “Master Agreement”) shall govern the Transaction referenced in this Confirmation, except as expressly modified below. This Confirmation, together with all of the other documents confirming any and all Transactions entered into between us (regardless of which branch, if any, either of us has acted through) that by their terms are intended to be governed by this particular Master Agreement, shall supplement, form a part of and be subject to the Master Agreement. For the avoidance of doubt, this Master Agreement does not govern the prepaid forward sale of Shares by the Counterparty pursuant to the transaction entered into on the Trade Date hereof.

This Confirmation is subject to and incorporates the 2002 Equity Derivatives Definitions (the “2002 Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).

In the event of any inconsistency between this Confirmation and the 2002 Definitions or the Master Agreement, this Confirmation shall prevail.

REGISTERED IN ENGLAND NO. 1592029

Reference Number: NY52737
The Tomorrow Foundation
July 18, 2007
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2.  The terms of the particular Transaction to which this Confirmation relates are as follows

General Terms:
Trade Date:	July 18, 2007
Option Style:	European
Option Type:	Put
Seller:	Counterparty
Buyer:	Bear Stearns
Shares:	The common stock, $0.01 par value per share, of CKX Inc. (Exchange Symbol: CKXE)
Number of Options:	3,000,000
Option Entitlement:	One Share per Option
Strike Price:	USD 13.75
Premium:	USD 450,000 (Premium per Option USD 0.15)
Premium Payment Date:	July 20, 2007
Exchange:	The NASDAQ Global Select Market of the Nasdaq Stock Market, Inc
Related Exchange(s):	All Exchanges
Clearance System:	Not applicable: settlement will be by delivery of legended physical certificates
Calculation Agent:
Bear Stearns. Determinations and calculations by the Calculation Agent hereunder shall be made after consultation with the Counterparty and such advisors as it shall designate, and shall be made in a commercially reasonable manner

Procedures for Exercise:
Expiration Time:	One hour after the Valuation Time
Expiration Date:	January 19, 2008
Multiple Exercise:	Not Applicable
Automatic Exercise:	Not Applicable
Seller’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:
Settlement Terms:
Physical Settlement:	Applicable
Settlement Currency:	USD
Settlement Election:	Not Applicable
Limitation on Section 9.11 of the 2002	For the avoidance of doubt, the provisions of

Reference Number: NY52737
The Tomorrow Foundation
July 18, 2007
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Definitions:
Section 9.11 of the 2002 Definitions, relating to the requirement that the Counterparty deliver freely-transferable Shares, is applicable to this Transaction only to the extent that (a) the breach of such representation and agreement does not arise, directly or indirectly, from the breach of any representation, warranty or covenant made by the party from whom Bear Stearns acquired the Shares being delivered and (b) to the extent (but only to the extent) that the limitation would not be the result of the party from whom Bear Stearns acquired the Shares being (as at the trade date or settlement date of the related transaction) an “affiliate” of the Issuer within the meaning of Rule 144 (“Rule 144”) promulgated under the United States Securities Act of 1933, as amended (the “‘33 Act”).

Share Adjustments:
Method of Adjustments:	Calculation Agent Adjustment
Potential Adjustment Events:
Notwithstanding anything to the contrary contained in the 2002 Definitions, the previously announced dividend consisting of 25 percent of the common equity interests, on a fully diluted basis, in the business of FX Luxury Realty LLC will not constitute a Potential Adjustment Event and the failure of the record date for such distribution to have occurred prior to the Settlement Date will constitute a Potential Adjustment Event.
As such the parties acknowledge that the Buyer will never have beneficial ownership of, nor the economic benefit from, the common equity interests in the business of FX Luxury Realty LLC.

Consequences for Merger Events:
Share-for-Share:	Alternative Obligation
Share-for-Other:	Alternative Obligation
Share-for-Combined:	Alternative Obligation
Determining Party:	Bear Stearns
Tender Offer:	Applicable
Consequences of Tender Offers:
Share-for-Share:	Alternative Obligation
Share-for-Other:	Alternative Obligation

Reference Number: NY52737
The Tomorrow Foundation
July 18, 2007
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Share-for-Combined:	Alternative Obligation
Determining Party:	Bear Stearns
Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)
Determining Party:	Bear Stearns
Additional Disruption Events:
Change in Law:	Applicable
Failure to Deliver:	Applicable
Insolvency Filing:	Applicable
Hedging Disruption Event:	Not Applicable
Loss of Stock Borrow:	Not Applicable
Hedging Party:	Bear Stearns
Determining Party:	Bear Stearns
Non-Reliance:	Applicable
Agreements and Acknowledgements Regarding Hedging Activities:	Applicable
Additional Acknowledgements:	Applicable
Collateral Provisions

(a) In order to secure its obligations under the Master Agreement, Counterparty may (but need not) deliver to Bear Stearns Collateral at any time following the Trade Date.  Bear Stearns shall return to Counterparty Collateral  following request of Counterparty, so long as, at the time of such return there is, and after giving effect to that return there would be, no default under the Credit Support Document (defined below), including, but not limited to, the obligation of the Credit Support Provider to post collateral thereunder.

Each return of Collateral required from or to Counterparty hereunder shall be made by the close of business on the relevant Credit Support Valuation Date if notice requesting such delivery or return is received by 11 A.M. New York City time, or by the next Local Business Day if notice is received after 11 A.M.  New York City time.

“Collateral” means any combination of (A) USD cash or (B) other securities to the extent and so long as Beneficiary determines, in its sole and absolute discretion, such securities are Collateral.

(b) These Collateral Provisions shall be deemed a security agreement, and notwithstanding anything to the contrary contained in the Executed Master Agreement or this Confirmation, these provisions shall be governed by the laws of the State of New York, without giving effect to the conflicts or choice of law provisions thereof.  Notwithstanding anything to the contrary set forth in this Confirmation or the Master Agreement, in the event of any inconsistency between the Master Agreement and these Collateral Provisions, the Master Agreement shall prevail, except as set forth in the preceding sentence.  Counterparty hereby grants a first priority continuing security interest in all Collateral provided hereunder and in any and all substitutions therefor, proceeds thereof and distributions thereon. These Collateral Provisions constitute a Credit Support Document and the failure by Bear Stearns to return Collateral in accordance with these Collateral Provisions (if such failure is not remedied on or before the Local Business Day after notice of such failure is given to such party) shall constitute an Event of Default for purposes of Section 5(a)(iii) of the Master Agreement with respect to Bear Stearns. For purposes of these Collateral

Reference Number: NY52737
The Tomorrow Foundation
July 18, 2007
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Provisions, the term "Local Business Day" shall have the meaning given such term in the Master Agreement, except that references to a payment in clause (b) thereof will be deemed to include a delivery or return of Collateral hereunder

Additional Provisions

Additional Representations of the Counterparty. The Counterparty hereby represents and warrants to Bear Stearns as of the Trade Date and as of any additional date or dates indicated below, as follows the Counterparty’s sale of the Option hereunder is not "on the basis of" material nonpublic information, within the meaning of Section 10b-5 of the United States Securities Exchange Act, as amended, and Rules 10b-5 and 10b5-1 promulgated thereunder.

Agency. Counterparty acknowledges that Bear, Stearns & Co. Inc. (“BS&C”) has acted as agent for Counterparty solely for the purposes of arranging this Transaction with its Affiliate, Bear Stearns and has acted as agent for Bear Stearns (without accepting any liability for Bear Stearns's performance or non-performance of Bear Stearns's obligations under the Transaction) in connection with the execution of this Confirmation on Bear Stearns's behalf. This Confirmation is being provided by BS&C in such capacity. Upon your written request, BS&C will furnish you with the time at which this Transaction was entered into. Bear Stearns is not a member of the Securities Investor Protection Corporation.

Eligible Contract Participant.  Each party represents that it constitutes an "eligible contract participant" as such term is defined in Section 1(a)12 of the Commodity Exchange Act, as amended.

Payment Date Netting. The parties agree that subparagraph (ii) of Section 2(c) of the Master Agreement will not apply to any Transactions that are or will be governed by the Master Agreement. Thus all amounts payable on the same date in the same currency in respect of all Transactions shall be netted.

Credit Support Document and Credit Support Provider. The parties agree that Mr. Robert F.X. Sillerman shall be a Credit Support Provider with respect to the Counterparty and the Guaranty of event date herewith of the obligations of the Counterparty hereunder shall be a Credit Support Document with respect to the Counterparty.

Governing Law. The laws of New York (without giving effect to any provision thereof that might require application of the law of another jurisdiction).

Termination Currency. USD shall be the Termination Currency.

Transfer. Bear Stearns may transfer its rights and obligations under this Transaction, in whole or in part, to any of its Affiliates without Counterparty’s consent.

Measure of Damages. Second Method and Loss shall apply.

Contact information. For purposes of the Master Agreement (unless otherwise specified in the Executed Master Agreement), the addresses for notice to the parties shall be:

(a) Counterparty

The Tomorrow Foundation
650 Madison Avenue
16th Floor
New York, NY 10022-1029

(b) Bear Stearns:

Bear, Stearns International Limited
One Canada Square

Reference Number: NY52737
The Tomorrow Foundation
July 18, 2007
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London, England
Attention: Legal Department

with a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, NY 10179
Attention: Michael O’Donovan

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Bear Stearns a facsimile of the fully-executed Confirmation to 212-272-9857. For inquiries regarding U.S. Transactions, please contact Fenaba Addo by telephone at 212-272-2463.  For all other inquiries please contact Orlaith O’Dea by telephone at 353-1-402-6220. Originals will be provided for your execution upon your request.

Reference Number: NY52737
The Tomorrow Foundation
July 18, 2007
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We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

BEAR, STEARNS INTERNATIONAL LIMITED

By:         /s/ Michael O’Donovan
Name: Michael O’Donovan
Title:   Authorised Signatory

Counterparty, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

THE TOMORROW FOUNDATION

By:     /s/ Robert F. X. Sillerman
          Name:  Robert F. X. Sillerman
          Title:    Trustee